EXHIBIT 12.1



                           AKI, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)


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

                                     2004            2003           2002           2001           2000
                                     ----            ----           ----           ----           ----
Income (loss) before
  income taxes                    $  12,794      $   9,279      $   9,825      $   7,389      $   3,587
Add:
Interest on all indebtedness
  which includes amortization
  of deferred financing costs        12,575         12,674         12,528         13,212         13,668
                                  ---------      ---------      ---------      ---------      ---------

Earnings available for fixed
  charges                            25,369         21,953         22,353         20,601         17,225
Fixed charges                        12,575         12,674         12,528         13,212         13,668
                                  ---------      ---------      ---------      ---------      ---------

Ratio of earnings to
fixed charges                          2.0x           1.7x           1.8x           1.6x           1.3x


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